September 12, 2014

Mr. Andrew E. Roth
Shikiar Asset Management, Inc.
1185 Avenue of the Americas, 18th Floor
New York, NY 10036

Consent by Independent Verifier for the Use of Firm References

Dear Andrew:

We hereby grant you permission to make reference to our firm, in the capacity of your verifier, in your mutual fund prospectus, which you will launch later this week.

Should you require any further assistance, please let us know.

The Spaulding Group, Inc.
Where Performance Professionals Get Solutions to Their Problems
Your Portner in Performance MeasurementTM
33 Clyde Road • Suite 103 • Somerset, NJ 08873 • (732) 873-5700 • Fax (732) 873-3997 • www.SpauldingGrp.com